Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS SECOND QUARTER 2019 RESULTS

Record Second Quarter Results; Raising 2019 Adjusted EPS Outlook

Second Quarter Highlights:

•                                          Positive demand trends in both segments produced record second quarter Net Sales of $176 million, an 8% increase over prior year

•                                          Net Income increased 20% over Q2 2018 to a record $25.5 million, or $1.10 per diluted share

•                                          Continued operational performance improvements in the Solutions Segment

•                                          Paid $0.2725 per share cash dividend on June 28, 2019

•                                          Raising 2019 Adjusted EPS outlook range to $2.00 to $2.40

August 5, 2019 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced record financial results for the second quarter ended June 30, 2019.

“We continue to see positive demand trends across both segments, which translated into strong financial results this quarter,” explained Bob McCormick, President and CEO. “Our Solutions segment continues to improve its operating performance compared to last year, and maintains a strong backlog of orders. We are also pleased with the resilient demand in our Attachments segment, following two snow seasons of near, or slightly below, average snowfall totals. Overall, we believe that we are in a strong position to continue to execute our plans effectively in the second half of the year.”

Consolidated Second Quarter 2019 Results

$ in millions (except Margins & EPS)	Q2 2019	Q2 2018
Net Sales	$176.4	$163.4
Gross Profit Margin	33.8%	34.2%

Income from Operations	$38.1	$32.4
Net Income	$25.5	$21.2
Diluted EPS	$1.10	$0.91

Adjusted EBITDA	$44.1	$40.1
Adjusted EBITDA Margin	25.0%	24.5%
Adjusted Net Income	$26.5	$23.5
Adjusted Diluted EPS	$1.14	$1.02

•                                          Record second quarter Net Sales and Net Income were primarily driven by ongoing positive demand trends coupled with strong operational performance.

•                                          Gross Profit Margin was primarily impacted by material cost inflation.

Work Truck Attachments Segment Second Quarter 2019 Results

$ in millions (except Adjusted EBITDA Margin)	Q2 2019	Q2 2018
Net Sales	$112.2	$103.5
Adjusted EBITDA	$38.5	$37.1
Adjusted EBITDA Margin	34.3%	35.8%

•                                          Net Sales and Adjusted EBITDA both increased over prior year with a strong start to the pre-season shipment period.

•                                          The Company still anticipates an approximate 60% - 40% split of pre-season ordering between the second and third quarter of 2019, similar to the 2018 pre-season period.

•                                          Adjusted EBITDA Margin was lower due to the impact of material cost inflation.

Work Truck Solutions Segment Second Quarter 2019 Results

$ in millions (except Adjusted EBITDA Margin)	Q2 2019	Q2 2018
Net Sales	$64.1	$59.9
Adjusted EBITDA	$5.6	$3.0
Adjusted EBITDA Margin	8.8%	5.0%

•                                          Improved top and bottom-line performance was primarily driven by increased volumes, in addition to price recovery on higher material costs and continued improvements in chassis supply predictability.

•                                          Adjusted EBITDA Margin improved due to operational efficiencies driven by DDMS initiatives and lower spending.

Dividend & Liquidity

•                                          Quarterly cash dividend of $0.2725 per share of the Company’s common stock was declared on June 6, 2019, and paid on June 28, 2019, to stockholders of record as of the close of business on June 18, 2019.

•                                          Net Cash Provided by Operating Activities for the first six months of 2019 decreased by $11.3 million from $11.0 million cash provided in 2018 to $0.3 million used in 2019 due to a higher receivable balance resulting from strong second quarter 2019 sales.

•                                          Free Cash Flow for the first six months of 2019 decreased $12.7 million from 2018 due to the timing of working capital invested in accounts receivable.

- MORE

Outlook

McCormick concluded, “Based on our strong operational performance during the first half of the year, coupled with visibility regarding positive demand trends, we are narrowing the range for our overall 2019 outlook, and raising our 2019 Adjusted EPS outlook. While we are cognizant of the potential uncertainty in the macroeconomic environment, plus ongoing chassis delivery issues, we remain positive regarding our future prospects.”

The updated 2019 financial outlook is as follows:

•                                          Net Sales outlook has been narrowed to be between $520 million and $560 million.

•                                          Adjusted EBITDA outlook is now predicted to range from $95 million to $115 million.

•                                          Adjusted Earnings Per Share are expected to be in the range of $2.00 per share to $2.40 per share.

•                                          The effective tax rate is expected to be approximately 25%.

•                                          The 2019 outlook assumes that that the Company’s core markets will experience average snowfall levels.

May 2019 Segment Reporting Change

•                                          As previously disclosed, the Company reorganized its business segments during the first quarter of 2019 to reflect a new operating structure, resulting in a change in reporting segments.

•                                          The Company’s municipal snow and ice control offering are now reported in the Work Truck Solutions segment, and all corporate expenses are allocated to both Work Truck Attachments and Work Truck Solutions.

•                                          The Work Truck Attachments segment consists of commercial snow and ice control equipment.

Earnings Conference Call Information

•                                          The Company will host a conference call on Tuesday, August 6, 2019 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).  To join the conference call, please dial (877) 369-6591 domestically, or (253) 237-1176 internationally.

•                                          The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 70 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is

committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments:  First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow.  The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies.  Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for stock-based compensation, severance, litigation proceeds, non-cash purchase accounting adjustments and certain charges related to certain unrelated legal fees and consulting fees.  The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock-based compensation, severance, litigation proceeds, non-cash purchase accounting adjustments, and certain charges related to certain unrelated legal fees and consulting fees, net of their income tax impact.  Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less capital expenditures.  Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided by Operating Activities.  We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

With respect to the Company’s 2019 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, the potential that we may be required to recognize goodwill impairment attributable to our Work Truck Solutions segment, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2018. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2019	2018
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$5,011	$27,820
Accounts receivable, net	114,700	81,485
Inventories	93,916	81,996
Inventories - truck chassis floor plan	9,692	4,204
Prepaid and other current assets	3,684	3,590
Total current assets	227,003	199,095

Property, plant, and equipment, net	56,396	55,195
Goodwill	241,006	241,006
Other intangible assets, net	169,198	174,678
Operating lease - right of use asset	22,324	—
Other long-term assets	7,949	6,219
Total assets	$723,876	$676,193

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$18,471	$18,703
Accrued expenses and other current liabilities	23,882	23,306
Floor plan obligations	9,692	4,204
Operating lease liability - current	3,480	—
Income taxes payable	5,271	106
Short term borrowings	27,000	—
Current portion of long-term debt	2,143	32,749
Total current liabilities	89,939	79,068

Retiree health benefit obligation	6,436	6,240
Pension obligation	2,363	2,129
Deferred income taxes	48,690	48,198
Long-term debt, less current portion	242,741	242,946
Operating lease liablility - noncurrent	19,023	—
Other long-term liabilities	20,256	14,856

Total stockholders’ equity	294,428	282,756
Total liabilities and stockholders’ equity	$723,876	$676,193

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Six Month Period Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
	(unaudited)		(unaudited)

Net sales	$176,356	$163,446	$269,543	$247,410
Cost of sales	116,763	107,597	187,004	171,534
Gross profit	59,593	55,849	82,539	75,876

Selling, general, and administrative expense	18,767	20,543	35,411	36,689
Intangibles amortization	2,739	2,866	5,480	5,737

Income from operations	38,087	32,440	41,648	33,450

Interest expense, net	(4,189)	(4,096)	(8,339)	(8,041)
Other expense, net	(125)	(264)	(296)	(467)
Income before taxes	33,773	28,080	33,013	24,942

Income tax expense	8,299	6,916	7,836	5,654

Net income	$25,474	$21,164	$25,177	$19,288

Weighted average number of common shares outstanding:
Basic	22,795,412	22,700,991	22,762,431	22,662,469
Diluted	22,830,145	22,717,592	22,795,406	22,676,641

Earnings per share:
Basic earnings per common share attributable to common shareholders	$1.10	$0.92	$1.09	$0.84
Earnings per common share assuming dilution attributable to common shareholders	$1.10	$0.91	$1.08	$0.83
Cash dividends declared and paid per share	$0.27	$0.27	$0.55	$0.53

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Month Period Ended
	June 30, 2019	June 30, 2018
	(unaudited)

Operating activities
Net income	$25,177	$19,288
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	9,607	9,431
Amortization of deferred financing costs and debt discount	607	607
Stock-based compensation	2,536	4,165
Provision for losses on accounts receivable	891	314
Deferred income taxes	492	3,585
Earnout liability	(217)	—
Changes in operating assets and liabilities:
Accounts receivable	(34,106)	(13,847)
Inventories	(11,920)	(14,984)
Prepaid and other assets and refundable income taxes paid	(1,824)	(1,118)
Accounts payable	(109)	709
Accrued expenses and other current liabilities	9,438	2,231
Benefit obligations and other long-term assets and liabilities	(892)	610
Net cash provided by (used in) operating activities	(320)	10,991

Investing activities
Capital expenditures	(5,451)	(4,079)
Net cash used in investing activities	(5,451)	(4,079)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(50)	(23)
Dividends paid	(12,570)	(12,194)
Net revolver borrowings	27,000	—
Repayment of long-term debt	(31,418)	(31,570)
Net cash used in financing activities	(17,038)	(43,787)
Change in cash and cash equivalents	(22,809)	(36,875)
Cash and cash equivalents at beginning of year	27,820	36,875
Cash and cash equivalents at end of period	$5,011	$—

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$22,485	$14,884

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018

Work Truck Attachments
Net Sales	$112,244	$103,529	$138,061	$128,125
Adjusted EBITDA	$38,466	$37,061	$40,750	$41,446
Adjusted EBITDA Margin	34.3%	35.8%	29.5%	32.3%

Work Truck Solutions
Net Sales	$64,112	$59,917	$131,482	$119,285
Adjusted EBITDA	$5,644	$3,007	$12,379	$5,710
Adjusted EBITDA Margin	8.8%	5.0%	9.4%	4.8%

Douglas Dynamics, Inc.

Free Cash Flow reconciliation (unaudited)

(In thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2019	2018	2019	2018

Net cash provided by (used in) operating activities	$5,257	$(3,284)	$(320)	$10,991
Acquisition of property and equipment	(4,682)	(2,772)	(5,451)	(4,079)
Free cash flow	$575	$(6,056)	$(5,771)	$6,912

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2019	2018	2019	2018

Net income	$25,474	$21,164	$25,177	$19,288

Interest expense - net	4,189	4,096	8,339	8,041
Income tax benefit	8,299	6,916	7,836	5,654
Depreciation expense	2,060	1,864	4,127	3,694
Intangibles amortization	2,739	2,866	5,480	5,737
EBITDA	42,761	36,906	50,959	42,414

Stock-based compensation	1,482	2,745	2,536	4,165
Purchase accounting (1)	—	—	(217)	—
Other charges (2)	(133)	417	(149)	577
Adjusted EBITDA	$44,110	$40,068	$53,129	$47,156
Adjusted EBITDA as a percentage of Net sales	25.0%	24.5%	19.7%	19.1%

(1)  Reflects reversal of earn-out compensation acquired in conjunction with the acquisition of Henderson in the periods presented.

(2) Reflects one time, unrelated legal, severance and consulting fees for the periods presented.

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income (unaudited)

(In thousands, except share and per share data)

	Three month period ended June 30,		Six month period ended June 30,
	2019	2018	2019	2018

Net income	$25,474	$21,164	$25,177	$19,288
Adjustments:
Stock based compensation	1,482	2,745	2,536	4,165
Purchase accounting (1)	—	—	(217)	—
Other charges (2)	(133)	417	(149)	577
Tax effect on adjustments	(337)	(791)	(543)	(1,186)
Adjusted net income	$26,486	$23,535	$26,804	$22,844

Weighted average common shares outstanding assuming dilution	22,830,145	22,717,592	22,795,406	22,676,641

Adjusted earnings per common share - dilutive	$1.14	$1.02	$1.15	$0.99

GAAP diluted income per share	$1.10	$0.91	$1.08	$0.83
Adjustments net of income taxes:

Stock based compensation	0.04	0.09	0.08	0.14
Purchase accounting (1)	—	—	(0.01)	—
Other charges (2)	—	0.02	—	0.02

Adjusted diluted earnings per share	$1.14	$1.02	$1.15	$0.99

(1)  Reflects reversal of earn-out compensation acquired in conjunction with the acquisition of Henderson in the periods presented.

(2) Reflects one time, unrelated legal, severance and consulting fees for the periods presented.